From the President

October 29, 2018

TO: All Members

SUBJECT: Third Quarter 2018 Financial Results and Payment of Dividends

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $98.5 million for the third quarter of 2018
•	Quarterly dividends of 6.75 percent annualized on activity stock and 3.50 percent annualized on membership stock

These results reflect the relevance of the co-op to our membership and allow us to set aside a meaningful contribution to affordable housing programs.

Dividend Payments

The Board of Directors declared quarterly dividends of 6.75 percent annualized on subclass B2 (activity) stock and 3.50 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period July 1 to September 30, 2018, and will be credited to your Demand Deposit Account (DDA) tomorrow, October 30.

To estimate the amount of your dividend payment, please check the capital stock dividend calculator on Bank4Banks®.

Director Election

The 2018 Director Election for FHLBank Pittsburgh has been underway since Friday, October 5 and will officially close Monday, November 5 at 5 p.m. Eastern time.  If your institution has not voted yet, please be sure you do.

Third Quarter Member Conference Call

As a reminder, our quarterly conference call is scheduled for Wednesday, October 31, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer

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